Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
OSI Pharmaceuticals, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-148211, No. 333-137669, No. 333-129749, No. 333-91118, No. 333-65072, No. 333-42274, No. 333-39509, No. 333-06861 and No. 33-64713) on Form S-8 of OSI Pharmaceuticals, Inc. of our report dated February 24, 2010, relating to the consolidated balance sheets of OSI Pharmaceuticals, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 Annual Report on Form 10-K of OSI Pharmaceuticals, Inc.
Our report on the Company’s consolidated financial statements referred to above contains an explanatory paragraph relating to the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement”), (included in FASB ASC Subtopic 470-20, “Debt — Debt with Conversion and Other Options”), which became effective January 1, 2009.
/s/ KPMG LLP
Melville, New York
February 24, 2010